Exhibit 99.1

151 S. El Camino Dr.
Beverly Hills, CA 90212
www.kennedywilson.com

NEWS RELEASE
KENNEDY WILSON COMPLETES $304M OF ASSET SALES IN THE UNITED STATES AND IRELAND
Proceeds from sale of SF Bay Area apartments and Dublin, Ireland office will be used to acquire 996 units across four multifamily properties in the Pacific Northwest and to repay unsecured debt

BEVERLY HILLS, Calif. (November 15, 2017) – Global real estate investment company Kennedy Wilson (NYSE:KW) (“KW”) announced today two real estate asset sales generating $304M in gross proceeds for the company. Summer House, a wholly owned 615-unit apartment community in Alameda, CA, sold for $231M, representing the largest multifamily transaction in the San Francisco Bay Area in 2017 and one of the largest single asset real estate transactions recorded in the East Bay. Additionally, the company completed the sale of Gardner House, a 75,600 square-foot office building in Dublin, Ireland, for $73M.
The two sales together are expected to generate a profit to KW of approximately $130M in Q4.
KW will reinvest the proceeds from Summer House and Gardner House into four separate multifamily assets with a total of 996 units in the Pacific Northwest through 1031 exchanges and will also pay down unsecured debt under KW’s revolving credit facility. The newly acquired multifamily properties, which are on average 40 years newer than Summer House, include Latitude, a 210-unit apartment community built in 2008 in Happy Valley, Oregon and Heatherwood, a 264-unit apartment community in Gresham, Oregon. The remaining two multifamily acquisitions include 522 units in the greater Seattle and Portland markets, and are expected to close before the end of 2017.
“These sales represent a significant step towards our capital recycling goals and ongoing efforts to upgrade the quality of our assets while creating more liquidity across KW’s portfolio,” said William J. McMorrow, chairman and CEO of KW. “A key part of that strategy lies in our value-add capital and management initiatives. At Summer House, we increased NOI by 109% over seven years while the Bay Area was establishing itself as one of the highest growth job and real estate markets in the country. We are excited to now tap into that value and secure new opportunities in the Pacific Northwest, a region we believe still has a long runway for future growth.”
The disposition of Summer House is the second significant apartment sale for KW’s multifamily group over the past several months. In July 2017, the company sold Rock Creek Landing in Kent, Washington for $109M and used the proceeds to fund the acquisition of 90 East, a 573,000 square-foot office campus in Issaquah, Washington. Within four months of taking ownership of 90 East, the Kennedy Wilson team negotiated a lease extension on 177,000 square feet with Costco. The lease was extended an additional seven years beyond the existing term, securing long-term stability for this well-located office asset.

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About Kennedy Wilson
Kennedy Wilson (NYSE:KW) is a global real estate investment company. We own, operate, and invest in real estate both on our own and through our investment management platform. We focus on multifamily and commercial properties located in the Western U.S., UK, Ireland, Spain, Italy and Japan. To complement our investment business, the Company also provides real estate services primarily to financial services clients. For further information on Kennedy Wilson, please visit: www.kennedywilson.com.
Special Note Regarding Forward-Looking Statements
Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of U.S. federal securities laws. These forward-looking statements are estimates that reflect our management’s current expectations, are based on assumptions that may prove to be inaccurate and involve known and unknown risks. Accordingly, our actual results or performance may differ materially and adversely from the results or performance expressed or implied by these forward-looking statements, including for reasons that are beyond our control. For example, the sales noted above may not generate profits in the amounts we currently expect.  Also, our intended acquisitions may not be completed on favorable terms, if at all.  In addition, we may not be able to maintain our current acquisition or disposition pace or identify future properties to acquire on terms we consider attractive, and our current property portfolio may not perform as expected.  Accordingly, you should not unduly rely on these statements, which speak only as of the date of this press release. We assume no duty to update the forward-looking statements, except as may be required by law.
KW-IR
Contact:
Investors
Daven Bhavsar, CFA
Director of Investor Relations
+1 (310) 887-3431
dbhavsar@kennedywilson.com

Media
Emily Heidt
Director of Public Relations
+1 (310) 887-3499
eheidt@kennedywilson.com
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